Exhibit 99.1

Mark Radcliffe to Join the Board of UTEK Corporation

Leading Strategic Advisor in IP and Open Source Technology

Tampa, FL — (Business Wire) — February 8, 2010 — UTEK Corporation (NYSE Amex: UTK), a leading IP licensing and innovation services company proudly announces that Mr. Mark F. Radcliffe, J.D., is joining its Board of Directors. The UTEK Board approved the appointment, to commence February 10, 2010.

Mr. Radcliffe is currently a Partner at DLA Piper, one of the world’s largest law firms, specializing in strategic intellectual property advice, software licensing, Internet licensing, copyright and trademark, private financing and corporate partnering. He graduated magna cum laude from the University of Michigan and went on to Harvard University for his law degree. In 1998, Harvard Law School honored Mr. Radcliffe by naming him a “Distinguished Alumni”. Mr. Radcliffe is lauded by the legal community, his peers and clients alike, being named in The Best Lawyers in America and also as one of Northern California’s Top 100 intellectual property lawyers. In 2009, Intellectual Asset Magazine named Mr. Radcliffe as one of its IAM250: Leading Global IP Strategists. Mr. Radcliffe is the author of numerous articles as well as several books including the Internet Law and Business Handbook in 2000. He has been directly engaged in countless intellectual property negotiations and has provided advice on cutting edge legal issues such as the domain name dispute resolution policies in 1994 and open source licensing. He regularly works with the Global Fortune 500 on developing their intellectual property protection and exploitation strategies.

“UTEK is clearly an emerging leader in the innovation strategy and services industry,” says Mark Radcliffe. “UTEK has put together a unique end to end innovation solution for its clients that helps accelerate their ability and capacity to innovate. I am proud to serve on their Board and look forward to bringing the culmination of my experience and interest to bear in this capacity to help them succeed.”

“Mark Radcliffe is a great addition to our Board as a proven expert and passionate advocate for intellectual property and innovation. Mark’s legal expertise is directly relevant to and aligned with UTEK’s mission of helping our clients capture value from all of their IP assets, improving their innovation capabilities and helping them to outperform their industry,” states Doug Schaedler, Chief Executive Officer of UTEK Corporation. “We are excited to have such a dynamic trio as Mark Radcliffe, an expert in intellectual property rights and open source technology, Dr. Henry Chesbrough, the pioneering thought leader of the global open innovation movement, and Charles Pope, an audit and accounting specialist for public companies, join our Board this month.”

UTEK also announces that Sam Reiber, General Counsel of UTEK Corporation, will step down from the Board position he has held since 1998. Sam will continue to serve UTEK in his capacity of General Counsel.

Keith Witter, UTEK Chairman, commented, “I would like to thank Sam for his dedicated service to the Board since the inception of the company almost twelve years ago. I’m pleased that we will continue to benefit from Sam’s wit and wisdom in the Company’s day to day operations.”

About UTEK Corporation

UTEK® is a leading global IP licensing and innovation services company. UTEK’s services enable its clients to enhance their innovation capabilities, rapidly source externally developed technologies, create value from their intellectual property and gain foresight into marketplace and technology developments that could affect their business. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on UTEK’s website www.utekcorp.com.

Contacts:
UTEK Corporation
Lesley Cohen lcohen@hrosepr.com
202-294-6770